FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS
Record Net Sales of $674.3 Million
Earnings from Operations of $74.1 Million
Diluted Earnings per Share of $1.00

MANHATTAN BEACH, CA. – October 22, 2014 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the third quarter ended September 30, 2014.

Third quarter 2014 net sales were $674.3 million compared to $515.8 million for the third quarter of 2013. Gross profit for the third quarter of 2014 was $304.5 million or 45.2 percent of net sales compared to $230.5 million or 44.7 percent of net sales for the third quarter of last year. Earnings from operations for the third quarter of 2014 were $74.1 million versus earnings from operations of $44.0 million in the third quarter of 2013.

“With product and marketing initiatives that continue to resonate with our consumers worldwide, we achieved a 30.7 percent net sales increase over the third quarter last year, and the highest quarterly revenues in the Company’s 22-year history. These results followed record first and second quarter revenues, resulting in a 29.5 percent net sales increase for the first nine months of 2014 as compared to the same period last year,” began David Weinberg, chief operating officer and chief financial officer. “The growth in the quarterly revenue came across our three key distribution channels —we achieved net sales increases of 18.5 percent in our domestic wholesale business, 60.6 percent in our international wholesale business, and 25.0 percent in our Company-owned global retail business, which included an 11.0 percent increase in comparable net sales for the quarter on top of a double-digit increase last year in comparison to the third quarter in 2012.”

Net earnings for the third quarter were $51.1 million compared to net earnings of $26.8 million in the third quarter of 2013. Diluted net earnings per share for the third quarter were $1.00 on 50,984,000 weighted average shares outstanding, compared to diluted net earnings per share of $0.53 on 50,604,000 weighted average shares outstanding for the third quarter of 2013. The Company’s diluted EPS for the third quarter of 2014 was negatively impacted by foreign currency exchange losses of $2.3 million net of tax or $0.05 per diluted share, as well as a $3.8 million net of tax or $0.08 per diluted share attributable to warehousing costs related to completing the first phase of the automation upgrade of the Company’s European Distribution Facility and transitioning from a third-party warehouse to a Company-owned facility in Chile. In total, these expenses reduced diluted EPS by $0.13 during the third quarter of 2014.

For the nine months ended September 30, 2014, net sales were $1.808 billion compared to net sales of $1.396 billion in the first nine months of 2013. Gross profit for the first nine months of 2014 was $814.3 million or 45.0 percent of net sales, compared to $618.1 million or 44.3 percent of net sales for the first nine months of 2013. Earnings from operations for the first nine months of 2014 were $176.1 million, compared to earnings from operations of $76.5 million in the first nine months of 2013. As of September 30, 2014, the Company’s backlog increased more than 50 percent as compared to its backlog of September 30, 2013.

Net earnings for first nine months of 2014 were $116.9 million compared to net earnings of $40.6 million in the same period last year. Diluted net earnings per share in the first nine months of 2014 was $2.30 per share on 50,915,000 weighted average shares, compared to net earnings per share of $0.80 per share on 50,532,000 weighted average shares for the same period last year.

Robert Greenberg, SKECHERS chief executive officer, commented: “We are extremely proud of our three consecutive quarters of record revenues and increasing sales around the world. Our product focus is on target and we are providing consumers of all ages what they want—from both a fashion and comfort standpoint. Importantly, we are also engaging with our wide demographic by creating marketing that speaks to Gen X, Y, Z as well as the baby boomers. We have achieved this by developing marketing campaigns as diverse as animated characters for kids, to legendary sports figures such as Pete Rose and Joe Namath for the older male, and Brooke Burke-Charvet for moms. Further, in the third quarter we signed multi-platinum recording artist Demi Lovato, who speaks to millions of teens every day through her social media platforms, and recently retired New York Yankees closer Mariano Rivera to reach the younger male consumer. To broaden our reach with men around the globe, we recently announced the signing of the world’s most famous drummer, Ringo Starr, who we believe will have a positive impact on our men’s business in 2015. We believe our success is an opportunity to further capitalize on our strength. We are continuing to invest in product, marketing and infrastructure to advance our brand and drive momentum around the globe. We are looking forward to the holiday season and the breaking of the Demi Lovato television campaign, and Spring 2015 when we will have several new key lines launching in both the lifestyle sport and performance running and walking categories. Based on feedback from our domestic and international accounts, we are confident the momentum will continue into next year.”

Mr. Weinberg continued: “The continuous record revenue quarters in 2014 and the strong growth in all of our key business segments is evidence of the relevancy and demand for Skechers footwear worldwide. The more than 50 percent increase in our backlogs at the end of September and the strong sales during the first few weeks of October give us confidence that the momentum we are experiencing now will continue for the remainder of the year and into 2015. We are continuing our retail expansion and plan to open an additional 10 to 15 Company-owned Skechers stores before the end of the year, in addition to the 22 that opened in the third quarter and the five that have already opened this month. We also plan to open another 35 to 45 Skechers stores through our international distributor and franchise partners before the end of the year—which will bring us to the 1,000 store milestone. We are also improving our international efficiencies with the opening of a new distribution facility in Chile in the third quarter and the completion of phase one of the automation of our European Distribution Center in Belgium in the fourth quarter. With our relevant product and advertising, market share gain, and solid financial position, including, $440.8 million in cash, the Company is well positioned for continued growth. Though the fourth quarter is historically our smallest sales quarter for our international division, we remain comfortable with the analysts’ current consensus for both revenue and earnings. Given the strength of our backlogs for the first quarter of 2015, we anticipate top-line growth to be 15 to 20 percent.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and in over 100 countries and territories through the Company’s international network of subsidiaries in Canada, Brazil, Chile, Japan, and across Europe, as well as through joint ventures in Asia and distributors around the world. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future growth, financial results and operations, its development of new products, backlogs and future demand for its products and growth opportunities, its planned opening of new stores, advertising and marketing initiatives, and the expansion and automation plans for the Company’s European Distribution Center. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the resignation of the Company’s former independent registered public accounting firm, and its withdrawal of its audit reports with respect to certain of the Company’s historical financial statements; international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2013, and its Form 10-Q for the quarter ended June 30, 2014. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$440,790	$372,011
Trade accounts receivable, net	333,531	225,941
Other receivables	12,862	10,599

Total receivables	346,393	236,540
Inventories	363,006	358,168
Prepaid expenses and other current assets	44,733	26,094
Deferred tax assets	22,115	22,115

Total current assets	1,217,037	1,014,928
Property, plant and equipment, at cost, less accumulated depreciation and amortization	371,445	361,755
Goodwill and other intangible assets, less accumulated amortization	1,677	2,377
Deferred tax assets	1,624	9,950
Other assets, at cost	17,554	19,560

Total non-current assets	392,300	393,642

TOTAL ASSETS	$1,609,337	$1,408,570

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$12,314	$12,028
Short-term borrowings	90	87
Accounts payable	311,736	258,183
Accrued expenses	51,118	40,124

Total current liabilities	375,258	310,422
Long-term borrowings, net of current installments	107,216	116,488
Other long-term liabilities	20,415	1,740

Total non-current liabilities	127,631	118,228
Total liabilities	502,889	428,650
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,050,705	930,322
Noncontrolling interests	55,743	49,598

Total equity	1,106,448	979,920

TOTAL LIABILITIES AND EQUITY	$1,609,337	$1,408,570

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended September 30,
	September 30,
	2014	2013	2014	2013
Net sales	$674,270	$515,756	$1,807,839	$1,395,624
Cost of sales	369,772	285,235	993,563	777,477

Gross profit	304,498	230,521	814,276	618,147
Royalty income	2,070	1,649	6,928	4,844

	306,568	232,170	821,204	622,991

Operating expenses:
Selling	50,239	40,211	140,820	119,995
General and administrative	182,186	147,916	504,325	426,450
	232,425	188,127	645,145	546,445

Income from operations	74,143	44,043	176,059	76,546
Other income (expense):
Interest, net	(2,484)	(2,813)	(8,536)	(8,353)
Other, net	(3,898)	1,162	(4,832)	(2,456)

	(6,382)	(1,651)	(13,368)	(10,809)

Earnings before income tax expense	67,761	42,392	162,691	65,737
Income tax expense	12,682	14,059	36,351	20,970

Net earnings	55,079	28,333	126,340	44,767
Less: Net earnings attributable to noncontrolling interests	3,956	1,484	9,450	4,144

Net earnings attributable to Skechers U.S.A., Inc.	$51,123	$26,849	$116,890	$40,623

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$1.01	$0.53	$2.31	$0.81

Diluted	$1.00	$0.53	$2.30	$0.80

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	50,627	50,393	50,584	50,329

Diluted	50,984	50,604	50,915	50,532